EXHIBIT 23.5

CONSENT OF ALAN RILES

I refer to the technical report prepared by AMC Mining Consultants (Canada) Ltd. dated July 1, 2012 (the “Technical Report”) referenced in the Registrant’s Annual Information Form (“AIF”) of MAG Silver Corp. for the fiscal year ended December 31, 2013, filed as Exhibit 99.1 to this Annual Report on Form 40-F with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.  I was responsible for preparing, authoring and certifying the Technical Report.

I hereby consent to reference to my name and to the use of the Technical Report in the AIF filed as Exhibit 99.1 to this Annual Report on Form 40-F.

Sincerely,

/s/ “Alan Riles”
Alan Riles, MAIG
AMC Mining Consultants (Canada) Limited
March 31, 2014